Exhibit 99.1

Great Elm Capital Corp. Announces $25 million revolving credit facility

WALTHAM, MA, May 6, 2021 – Great Elm Capital Corp. (the “Company” or “GECC,”) (NASDAQ: GECC), a business development company, today announced the Company has entered into a Loan, Guarantee and Security Agreement (the “Loan Agreement”) with City National Bank (“CNB”).

The Loan Agreement provides for a senior secured revolving line of credit of up to $25 million (subject to a borrowing base as defined in the Loan Agreement). The Company may request to increase the revolving line in an aggregate amount not to exceed $25 million, which increase is subject to the sole discretion of CNB. The maturity date of the revolving line is the earlier of (i) May 5, 2024 and (ii) May 15, 2022 if the Company’s 6.50% notes due 2022 are not refinanced on or prior to such date. Borrowings under the revolving line bear interest at a rate equal to (i) the London Inter-bank Offered Rate plus 3.50%, (ii) a base rate plus 2.00% or (iii) a combination thereof, as determined by the Company.

Management Commentary

Peter A. Reed, GECC’s Chief Executive Officer, stated, “We are pleased to enter into this revolving credit facility with City National Bank, which gives the Company additional financial flexibility on favorable terms so that it may be more fully invested in yield generating assets.  City National Bank has been an excellent partner in this process, and we look forward to expanding our relationship with them in the future.”

About Great Elm Capital Corp.

Great Elm Capital Corp. is an externally managed, specialty finance company that seeks to generate both current income and capital appreciation through debt and income generating equity investments. GECC elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are: conditions in the credit markets, the price of GECC common stock, the performance of GECC’s portfolio and investment manager and risks associated with the economic impact of the COVID-19 pandemic on GECC and its portfolio companies. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the SEC. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Media & Investor Contact:

Investor Relations

+1 (617) 375-3006

investorrelations@greatelmcap.com

Adam Prior

The Equity Group Inc.

+1 (212) 836-9606

aprior@equityny.com